Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2014 RESULTS

ARIZONA, October 29, 2014—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited university focused on offering graduate and undergraduate degree programs in eight colleges across over 160 degree programs on its 186 acre traditional campus in Phoenix, Arizona and online, today announced financial results for the quarter ended September 30, 2014.

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Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

For the three months ended September 30, 2014:

•	Net revenue increased 14.9% to $175.1 million for the third quarter of 2014, compared to $152.4 million for the third quarter of 2013.

•	At September 30, 2014, our enrollment was 68,122, an increase of 13.7% from our enrollment of 59,914 at September 30, 2013. Ground enrollment increased 24.9% to 12,904 from enrollment of 10,330 at September 30, 2013. Online enrollment increased 11.4% to 55,218 from enrollment of 49,584 at September 30, 2013.

•	Operating income for the third quarter of 2014 was $46.0 million, an increase of 23.3% as compared to $37.3 million for the same period in 2013. The operating margin for the third quarter of 2014 was 26.3%, compared to 24.5% for the same period in 2013.

•	Adjusted EBITDA increased 24.4% to $59.6 million for the third quarter of 2014, compared to $47.9 million for the same period in 2013.

•	The tax rate in the third quarter of 2014 was 36.1% compared to 41.1% in the third quarter of 2013. The effective tax rate was favorably affected in 2014 by our contributions in lieu of state income taxes to school tuition organizations made during the quarter as well as state tax rate changes that began a gradual phase-in process during the first quarter of 2014 and negatively impacted in 2013 by certain non-recurring tax items.

•	Net income increased 28.7% to $29.0 million for the third quarter of 2014, compared to $22.5 million for the same period in 2013.

•	Diluted net income per share was $0.62 for the third quarter of 2014, compared to $0.49 for the same period in 2013.

For the nine months ended September 30, 2014:

•	Net revenue increased 15.0% to $501.1 million for the nine months ended September 30, 2014, compared to $435.9 million for the nine months ended September 30, 2013.

•	Operating income for the nine months ended September 30, 2014 was $127.3 million, an increase of 24.3% as compared to $102.4 million for the same period in 2013. The operating margin for the nine months ended September 30, 2014 was 25.4%, compared to 23.5% for the same period in 2013.

•	Adjusted EBITDA increased 23.5% to $163.7 million for the nine months ended September 30, 2014, compared to $132.6 million for the same period in 2013.

•	The tax rate in the nine months ended September 30, 2014 was 37.9% compared to 40.2% in the nine months ended September 30, 2013. The effective tax rate in 2014 is lower than the prior year due primarily to our contributions in lieu of state income taxes to school tuition organizations and state tax rate changes that began a gradual phase-in process during the first quarter of 2014.

•	Net income increased 25.3% to $78.4 million for the nine months ended September 30, 2014, compared to $62.6 million for the same period in 2013.

•	Diluted net income per share was $1.67 for the nine months ended September 30, 2014, compared to $1.36 for the same period in 2013.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the nine months ended September 30, 2014 and 2013 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $183.6 million and $164.2 million at September 30, 2014 and December 31, 2013, respectively. Our restricted cash and cash equivalents at September 30, 2014 and December 31, 2013 were $58.8 million and $64.4 million, respectively.

The University generated $156.7 million in cash from operating activities for the nine months ended September 30, 2014 compared to $101.8 million for the nine months ended September 30, 2013. The increase in cash generated from operating activities between the nine months ended September 30, 2013 and the nine months ended September 30, 2014 is primarily due to increased net income and the timing of income tax payments, deferred revenue and student deposits.

Net cash used in investing activities was $159.9 million and $104.5 million for the nine months ended September 30, 2014 and 2013, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. Purchases of short-term investments net of proceeds of these investments was $18.7 million and $63.5 million during the nine months ended September 30, 2014 and 2013, respectively. Capital expenditures were $141.2 million and $59.2 million for the nine months ended September 30, 2014 and 2013, respectively. In 2014, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional classroom building, additional residence halls that accommodate another 1,600 students and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In 2013, capital expenditures primarily consisted of ground campus building projects such as the construction costs for two additional dormitories and an expansion of our food services and library to support our traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In addition, during the nine months of 2013 we spent $11.2 million to purchase and refurbish a building that is located less than two miles from our Phoenix, Arizona campus. Investing activities were reduced in the first nine months of 2013 by proceeds in the amount of $29.2 million received on a note receivable. In the second half of 2014 we will start construction on an additional classroom building that will be dedicated to our new Engineering and Information Technology programs, four additional residence halls that will accommodate another 3,000 students and one additional parking garage. In addition, the University intends to open a campus in the East Valley in the Fall of 2016. We anticipate capital expenditures in 2014 and 2015 for the projects described above as well as for technology enhancements and equipment for our growing employee base will be $175 million and $185 million, respectively.

Net cash provided by financing activities was $3.8 million and $4.5 million for the nine months ended September 30, 2014 and 2013, respectively. During the first nine months of 2014, proceeds from the exercise of stock options of $7.0 million and excess tax benefits from share-based compensation of $7.2 million were partially offset by $5.3 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases which totaled $5.0 million. During the first nine months of 2013, proceeds from the exercise of stock options of $14.8 million and excess tax benefits from share-based compensation of $3.7 million were partially offset by $9.0 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases which totaled $5.0 million.

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Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

2014 Outlook by Quarter

Q4 2014:	Net revenue of $184.5 million; Target Operating Margin 27.8%; Diluted EPS of $0.66 using 47.4 million diluted shares; student counts of 67,300

Full Year 2014:	Net revenue of $685.6 million; Target Operating Margin 26.1%; Diluted EPS of $2.33 using 47.0 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2014 results and fourth quarter 2014 outlook during a conference call scheduled for today, October 29, 2014 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 19050664 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 19050664. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited university focused on offering graduate and undergraduate degree programs in eight colleges across over 160 degree programs on its 186 acre traditional campus in Phoenix, Arizona and online. Approximately 68,100 students were enrolled as of September 30, 2014. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2014	2013	2014	2013
Net revenue	$175,056	$152,399	$501,082	$435,892
Costs and expenses:
Instructional costs and services	71,714	64,704	210,239	186,448
Admissions advisory and related, including $762 and $953 for the three months ended September 30, 2014 and 2013, respectively, and $2,373 and $2,574 for the nine months ended September 30, 2014 and 2013, respectively, to related parties	27,324	24,578	79,793	70,917
Advertising	16,491	15,498	48,954	45,947
Marketing and promotional	1,931	1,299	5,629	4,117
General and administrative	11,640	9,035	29,188	26,064

Total costs and expenses	129,100	115,114	373,803	333,493

Operating income	45,956	37,285	127,279	102,399
Interest expense	(576)	(528)	(1,455)	(1,635)
Interest and other income	43	1,502	377	3,759

Income before income taxes	45,423	38,259	126,201	104,523
Income tax expense	16,407	15,714	47,828	41,969

Net income	$29,016	$22,545	$78,373	$62,554

Earnings per share:
Basic income per share	$0.64	$0.50	$1.72	$1.40

Diluted income per share	$0.62	$0.49	$1.67	$1.36

Basic weighted average shares outstanding	45,651	44,963	45,486	44,631

Diluted weighted average shares outstanding	47,051	46,424	46,962	45,936

Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, exit or lease termination costs or the gain recognized on the settlement of a third party note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, and the gain recognized on the settlement of notes receivable are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited, in thousands)
Net income	$29,016	$22,545	$78,373	$62,554
Plus: interest expense net of interest income	533	485	1,078	1,522
Plus: income tax expense	16,407	15,714	47,828	41,969
Plus: depreciation and amortization	7,344	6,387	21,196	18,380

EBITDA	53,300	45,131	148,475	124,425

Plus: royalty to former owner	74	74	222	222
Plus: prepaid royalty impairment and other fixed asset impairments	385	—	3,441	—
Plus: contributions in lieu of state income taxes	2,750	—	2,750	—
Plus: lease termination costs	518	—	518	—
Less: gain on proceeds received from note receivable	—	(1,459)	—	(3,646)
Plus: estimated litigation and regulatory reserves	—	1,387	897	3,937
Plus: share-based compensation	2,575	2,763	7,412	7,668

Adjusted EBITDA	$59,602	$47,896	$163,715	$132,606

Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
(In thousands, except par value)	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$56,482	$55,824
Restricted cash and cash equivalents	58,801	64,368
Investments	127,126	108,420
Accounts receivable, net	8,289	7,217
Income taxes receivable	22	3,599
Deferred income taxes	4,940	5,159
Other current assets	19,511	19,116

Total current assets	275,171	263,703
Property and equipment, net	469,294	339,596
Prepaid royalties	3,725	4,641
Goodwill	2,941	2,941
Other assets	4,367	5,219

Total assets	$755,498	$616,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$32,925	$24,231
Accrued compensation and benefits	18,893	20,093
Accrued liabilities	14,084	14,554
Income taxes payable	7,799	7
Student deposits	60,472	66,772
Deferred revenue	76,908	32,816
Due to related parties	471	454
Current portion of capital lease obligations	91	89
Current portion of notes payable	6,613	6,607

Total current liabilities	218,256	165,623
Capital lease obligations, less current portion	429	497
Other noncurrent liabilities	4,075	6,811
Deferred income taxes, noncurrent	11,716	11,832
Notes payable, less current portion	81,532	86,493

Total liabilities	316,008	271,256

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 49,686 and 48,890 shares issued and 46,697 and 46,045 shares outstanding at September 30, 2014 and December 31, 2013, respectively	497	489
Treasury stock, at cost, 2,989 and 2,845 shares of common stock at September 30, 2014 and December 31, 2013, respectively	(53,770)	(48,432)
Additional paid-in capital	154,636	132,904
Accumulated other comprehensive income	229	358
Retained earnings	337,898	259,525

Total stockholders’ equity	439,490	344,844

Total liabilities and stockholders’ equity	$755,498	$616,100

Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
Cash flows provided by operating activities:
Net income	$78,373	$62,554
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	7,412	7,668
Excess tax benefits from share-based compensation	(7,232)	(3,678)
Provision for bad debts	10,835	14,881
Depreciation and amortization	21,418	18,602
Prepaid royalty impairment	966	—
Gain on proceeds received from note receivable	—	(3,646)
Deferred income taxes	(137)	2,404
Other including fixed asset impairments	2,475	—
Changes in assets and liabilities:
Restricted cash and cash equivalents	5,567	6,249
Accounts receivable	(11,907)	(14,916)
Prepaid expenses and other	(317)	(5,854)
Due to/from related parties	17	(29)
Accounts payable	(2,956)	1,859
Accrued liabilities and employee related liabilities	(1,610)	(3,753)
Income taxes receivable/payable	18,782	(4,055)
Deferred rent	(2,736)	(721)
Deferred revenue	44,092	29,889
Student deposits	(6,300)	(5,668)

Net cash provided by operating activities	156,742	101,786

Cash flows used in investing activities:
Capital expenditures	(141,217)	(59,168)
Purchase of land and building related to off-site development	—	(11,209)
Purchases of investments	(101,185)	(101,040)
Proceeds from sale or maturity of investments	82,479	37,548
Restricted funds held for derivative collateral	—	140
Proceeds received from note receivable	—	29,187

Net cash used in investing activities	(159,923)	(104,542)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(5,021)	(5,024)
Repurchase of common shares including shares withheld in lieu of income taxes	(5,338)	(9,009)
Excess tax benefits from share-based compensation	7,232	3,678
Net proceeds from exercise of stock options	6,966	14,816

Net cash provided by financing activities	3,839	4,461

Net increase in cash and cash equivalents	658	1,705
Cash and cash equivalents, beginning of period	55,824	105,111

Cash and cash equivalents, end of period	$56,482	$106,816

Supplemental disclosure of cash flow information
Cash paid for interest	$1,327	$1,592
Cash paid for income taxes	$29,223	$44,108
Cash received for income tax refunds	$364	$715
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$11,650	$6,901
Tax benefit of Spirit warrant intangible	$195	$201
Shortfall tax expense from share-based compensation	$14	$206

Grand Canyon Education, Inc. Reports Third Quarter 2014 Results

The following is a summary of our student enrollment at September 30, 2014 and 2013 by degree type and by instructional delivery method:

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	26,007	38.2%	22,394	37.4%
Undergraduate degree	42,115	61.8%	37,520	62.6%

Total	68,122	100.0%	59,914	100.0%

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	55,218	81.1%	49,584	82.8%
Ground(4)	12,904	18.9%	10,330	17.2%

Total	68,122	100.0%	59,914	100.0%

(1)	Enrollment at September 30, 2014 and 2013 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at September 30, 2014 and 2013 are students pursuing non-degree certificates of 621 and 552, respectively.
(2)	Includes 5,336 and 3,971 students pursuing doctoral degrees at September 30, 2014 and 2013, respectively.
(3)	As of September 30, 2014 and 2013, 45.2% and 43.2%, respectively, of our online and professional studies students were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.